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                                                FILED PURSUANT TO RULE 424(b)(2)
                                            REGISTRATION STATEMENT NO. 333-64750

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 7, 2001)

                               THE VIALINK COMPANY

             300 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK AND

              WARRANTS TO PURCHASE 9,000,000 SHARES OF COMMON STOCK

          You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

         We are offering 300 Shares of our Series C Convertible Preferred Stock and Warrants to purchase 9,000,000 shares of our common stock to certain institutional and individual purchasers (collectively "Purchasers") pursuant to this prospectus supplement. The Series C Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), is convertible into our common stock in the manner, and upon the terms, provisions and conditions set forth in the Certificate of Designation of the Preferred Stock. Shares of our common stock offered to the Purchasers are issuable upon exercise of Warrants to purchase 9,000,000 shares of our common stock at an exercise price of $0.40 per share. The Series C Convertible Preferred Stock is convertible into common stock based on the market price of our common stock subject to the terms of the Certificate of Designation of the Preferred Stock, however the conversion price cannot exceed $0.40 per share or be less than $0.12 per share. Our agreements between the Purchasers and us will be filed on Form 8-K.

         Our common stock is quoted on the Over the Counter Market under the symbol "OTCBB:VLNK." On December 27, 2001, the last reported sales price of our common stock as quoted on the Over the Counter Market was $0.175 per share.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is December 28, 2001

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                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                                     PAGE
General                                                    2
Recent Events                                              2
Plan of Distribution                                       2

                                     GENERAL

            This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to $30,000,000 of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of $3,000,000 of our Series C Convertible Preferred Stock and common stock under the shelf registration statement, and updates information provided in the prospectus dated August 7, 2001. You should read both this prospectus supplement and the prospectus carefully.

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

                                  RECENT EVENTS

         On August 20, 2001 we filed a Current Report on Form 8-K announcing staff and expense reductions. We have recently, among other things, reduced our workforce by approximately 45 percent. On November 7, 2001, we filed a Current Report on Form 8-K, which includes, as exhibits, our agreements for the purchase of $1.5 million of our Series B Preferred Stock. On November 30, 2001, we filed a Current Report on Form 8-K announcing our common stock being delisted from the Nasdaq National Market. Our Form 8-K's are incorporated by reference in this prospectus.

                              PLAN OF DISTRIBUTION

         The sale of Series C Preferred Stock to the Purchasers is being made on terms negotiated between the Purchasers and us. The common stock may be sold or distributed at any time or from time to time in one or more transactions. The Purchasers will act independently of us in making decisions with respect to the timing, manner and size of each sale and may sell their shares at market prices prevailing at the time of sale, at prices related to the then current market price, in negotiated transactions, or at such other price as they may determine from time to time.

                                       2